PRESS RELEASE


     FOR IMMEDIATE RELEASE:                       CONTACT:

     CompX International Inc.                     Joseph S. Compofelice
     200 Old Mill Road                            Chief Executive Officer
     Mauldin, South Carolina                      (281) 423-3303


                    COMPX REPORTS FIRST QUARTER 1998 RESULTS


     MAULDIN, SOUTH CAROLINA _ April 21, 1998 _ CompX International Inc. (NYSE:
CIX) reported net income for the first quarter of 1998 of $2.2 million, or $.18 per diluted share, compared to net income of $3.7 million, or $.37 per diluted share, for the first quarter of 1997. The Company's results for the first quarter of 1998 include a non-recurring charge of $3.3 million ($2.3 million after tax, or $.20 per diluted share) related to shares of the Company's Class A common stock awarded to key individuals in connection with the Company's recently completed initial public offering. Excluding the charge associated with the stock award, the Company's first quarter of 1998 operating results improved compared to first quarter of 1997 on record sales resulting primarily from increased sales volume in locks, precision ball bearing slides and ergonomic products.

     Excluding the stock award charge discussed above, operating income in the first quarter of 1998 increased to $7.6 million from $6.3 million in the first quarter of 1997. Excluding the effect of the stock award charge, operating income margins remained strong at approximately 24% in both periods, and excluding the effect of the Fort Lock operations acquired in early March 1998, increased by approximately 1% in the first quarter of 1998 compared to the first quarter of 1997. Net sales increased 24% from $25.8 million in the first quarter of 1997 to $32.1 million in the first quarter of 1998. Approximately one-third of the increase in net sales results from the Fort Lock acquisition. Sales volumes continue to benefit from continued strong demand in the office furniture market and new product introductions in the slide and ergonomic products areas.

     "With strong economic conditions in our major markets and good office furniture products demand, our plants are running very efficiently. Our continued emphasis on new product introductions and cost containment should enable us to record excellent earnings growth in 1998," said Joseph S. Compofelice, Chairman and Chief Executive Officer.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

     Statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecast or expected. The Company assumes no duty to publicly update such statements.

                                       *******

                              COMPX INTERNATIONAL INC.
                         SUMMARY OF CONSOLIDATED OPERATIONS
                        (In millions, except per share data)
                                     (Unaudited)

                                         Quarters ended March 31,

                                            1997          1998


           Net sales                         $ 25.8        $ 32.1

           Operating income                  $  6.3        $  4.3

           General corporate expense           (0.2)          -

           Interest expense                      -           (0.7)


           Income before income taxes           6.1           3.6

           Income tax expense                   2.4           1.4


              Net income                     $  3.7        $  2.2



           Net income per diluted
           common share                      $ 0.37        $ 0.18



           Weighted average diluted
           common shares outstanding           10.0          11.8